Exhibit 99.1

NEWS RELEASE

Contact:

Robert M. Thornton, Jr.

Chief Executive Officer

(770) 933-7004

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2023

SECOND QUARTER RESULTS

ATLANTA, Georgia (February 15, 2023) – SunLink Health Systems, Inc. (NYSE American: SSY) today announced earnings from continuing operations of $2,052,000 ($0.29 per fully diluted share) for its second fiscal quarter ended December 31, 2022 compared to a loss from continuing operations of $477,000 (or a loss of $0.07 per fully diluted share) for the second fiscal quarter ended December 31, 2021. Net earnings for the quarter ended December 31, 2022 were $1,951,000 ($0.28 per fully diluted share) compared to a net loss of $593,000 (or a loss of $0.09 per fully diluted share) for the quarter ended December 31, 2021.

The fiscal quarter ended December 31, 2022, included recognition of net revenues of $2,615,000 from the reversal of reserves for certain sales taxes previously accrued by the Pharmacy Segment. The company determined during the quarter that, based upon discussions with and correspondence from taxing authorities and consultation with external legal counsel, it was more likely than not that such accrued sales taxes will not be payable.

The fiscal quarter ended December 31, 2021 included Provider Relief Funds (“PRF”) of $614,000 (pre-tax).

Consolidated net revenues for the quarters ended December 31, 2022 and 2021 were $14,392,000 and $10,411,000, respectively, an increase of 38.2% in the current year’s quarter compared to the comparable quarter of the prior fiscal year. Healthcare Services Segment net revenues increased 18.1% from the comparable fiscal quarter of the prior year due to increased hospital admissions and increased nursing home admissions this current quarter and Pharmacy Segment net revenues increased 47.7% from the comparable fiscal quarter of the prior fiscal year due to the recognition of income from the reversal of reserves for certain sales taxes previously accrued and increased retail and institutional pharmacy and Durable Medical Equipment (“DME”) sales in the fiscal quarter ended December 31, 2022.

SunLink reported operating profit for the quarter ended December 31, 2022 of $2,040,000 compared to an operating loss for the quarter ended December 31, 2021 of $1,072,000. The substantial increase in operating profit from last year’s comparable quarter was due to the previously mentioned recognition of income from reversal of the reserves for certain sales taxes previously accrued of $2,615,000. Excluding this adjustment, the resulting operating loss in the current year’s quarter would have been less than last year due to higher net revenues and slightly lower wages and benefits expense.

Loss from discontinued operations was $101,000 (or a loss of $0.01 per fully diluted share) for the quarter ended December 31, 2022 compared to a loss from discontinued operations of $116,000 (or $0.02 per fully diluted share) for the quarter ended December 31, 2021.

Earnings from continuing operations for the six months ended December 31, 2022 were $508,000 ($0.07 per fully diluted share) compared to earnings from continuing operations for the six months ended December 31, 2021 of $1,529,000 ($0.22 per fully diluted share). Net earnings for the six months ended December 31, 2022 were $393,000 ($0.06 per fully diluted share) compared to net earnings of $1,346,000 ($0.19 per fully diluted share) for the six months ended December 31, 2021.

The six months ended December 31, 2022 included recognition of income from reversal of certain sales taxes previously accrued by its Pharmacy Segment which resulted in a $2,615,000 increase to net revenues, as well as PRF of $61,000 (pre-tax). The six months ended December 31, 2021 included forgiveness of Paycheck Protection Plan (“PPP”) loans of $3,010,000 (pre-tax) and PRF of $614,000 (pre-tax).

Consolidated net revenues for the six months ended December 31, 2022 and 2021 were $25,429,000 and $20,936,000, respectively, an increase of 21.5% in the current year’s quarter compared to the comparable quarter of the prior fiscal year. Healthcare Services Segment net revenues increased 13.0% from the prior year due to increased hospital admissions, clinic visits and increased nursing home admissions this year, and the Pharmacy Segment net revenues increased 25.5% from the prior year due to the recognition of income from reversal of reserves for certain sales taxes previously accrued and increased retail and institutional pharmacy sales this year.

SunLink reported operating profit for the six months ended December 31, 2022 of $427,000 compared to an operating loss for the six months ended December 31, 2021 of $2,065,000. The operating profit from this year was due to the previously mentioned recognition of income from the reversal of reserves for certain sales taxes previously accrued of $2,615,000 in this year’s second fiscal quarter.

Loss from discontinued operations was $115,000 (or a loss of $0.02 per fully diluted share) for the six months ended December 31, 2022 compared to a loss from discontinued operations of $183,000 (or $0.03 per fully diluted share) for the six months ended December 31, 2021.

The company’s cash and cash equivalents on December 31, 2022 was $5,156,000, a decline of $1,638,000 from June 30, 2022, due to the six month’s operating loss and capital expenditures by both the Healthcare Service and Pharmacy Segments.

COVID-19 Pandemic

The Company continued to experience adverse effects of the COVID-19 pandemic and its aftermath of the COVID-19 pandemic for the last quarter and believes it will continue to affect its assets and operations in the foreseeable future. Our ability to make estimates of any continuing effect of the COVID-19 pandemic and its aftermath on revenues, expenses or changes in accounting judgments that have had or are reasonably likely to have a material effect on our financial statements is currently limited. The nature and extent of the continuing effect of the

COVID-19 pandemic and its aftermath on our balance sheet and results of operations will depend on the severity and length of the evolving strains of COVID-19; any further government actions and/or regulatory changes to address the continuing effect of the pandemic; especially those that affect our hospital, extended care, rehabilitation center, nursing home, clinics, and our pharmacy operations; existing and potential government assistance that may be provided; and the requirements of PRF, including our ability to retain such PRF received.

SunLink Health Systems, Inc. is the parent company of subsidiaries that own and operate healthcare properties and businesses in the Southeast. Each of the Company’s businesses is operated locally with a strategy of linking patients’ needs with healthcare professionals. For additional information on SunLink Health Systems, Inc., please visit the Company’s website.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties, and other factors, which could cause actual results, performance, and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2022 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

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SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2023 SECOND QUARTER RESULTS

Amounts in 000's, except per share

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

	Three Months Ended December 31,				Six Months Ended December 31,
	2022		2021		2022		2021
		% of Net		% of Net		% of Net		% of Net
	Amount	Revenues	Amount	Revenues	Amount	Revenues	Amount	Revenues
Net Revenues	$14,392	100.0%	$10,411	100.0%	$25,429	100.0%	$20,936	100.0%
Costs and Expenses:
Cost of goods sold	4,518	31.4%	4,016	38.6%	8,887	34.9%	8,089	38.6%
Salaries, wages and benefits	4,667	32.4%	4,789	46.0%	9,997	39.3%	9,487	45.3%
Supplies	401	2.8%	308	3.0%	738	2.9%	608	2.9%
Purchased services	999	6.9%	783	7.5%	2,034	8.0%	1,645	7.9%
Other operating expenses	1,254	8.7%	1,101	10.6%	2,347	9.2%	2,183	10.4%
Rents and leases	126	0.9%	120	1.2%	244	1.0%	290	1.4%
Depreciation and amortization	387	2.7%	366	3.5%	755	3.0%	699	3.3%
Operating profit (loss)	2,040	14.2%	(1,072)	-10.3%	427	1.7%	(2,065)	-9.9%

Interest Income (expense) - net	9	0.1%	(3)	0.0%	5	0.0%	(17)	-0.1%
Forgiveness of PPP loans and accrued interest	0	0.0%	0	0.0%	0	0.0%	3,010	14.4%
Federal pandemic stimulus- provider relief funds	0	0.0%	614	5.9%	61	0.2%	614	2.9%
Gain on sale of assets	2	0.0%	7	0.1%	14	0.1%	12	0.1%

Earnings (Loss) from Continuing Operations before
Income Taxes	2,051	14.3%	(454)	-4.4%	507	2.0%	1,554	7.4%
Income Tax (benefit) expense	(1)	0.0%	23	0.2%	(1)	0.0%	25	0.1%
Earnings (Loss) from Continuing Operations	2,052	14.3%	(477)	-4.6%	508	2.0%	1,529	7.3%
Loss from Discontinued Operations, net of tax	(101)	-0.7%	(116)	-1.1%	(115)	-0.5%	(183)	-0.9%
Net Earnings (Loss)	$1,951	13.6%	$(593)	-5.7%	$393	1.5%	$1,346	6.4%
Earnings (Loss) Per Share from Continuing Operations:
Basic	$0.29		$(0.07)		$0.07		$0.22
Diluted	$0.29		$(0.07)		$0.07		$0.22
Earnings (Loss) Per Share from Discontinued Operations:
Basic	$(0.01)		$(0.02)		$(0.02)		$(0.03)
Diluted	$(0.01)		$(0.02)		$(0.02)		$(0.03)
Net Earnings (Loss) Per Share:
Basic	$0.28		$(0.09)		$0.06		$0.19
Diluted	$0.28		$(0.09)		$0.06		$0.19
Weighted Average Common Shares Outstanding:
Basic	7,031		6,947		7,007		6,935
Diluted	7,033		6,947		7,010		7,099

SUMMARY BALANCE SHEETS	December 31,	June 30,
	2022	2022
ASSETS
Cash and Cash Equivalents	$5,156	$6,794
Receivable - net	4,475	4,624
Other Current Assets	5,393	5,397
Property Plant and Equipment, net	8,427	8,217
Long-term Assets	2,718	2,911
	$26,169	$27,943
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities	$5,633	$7,691
Long-term Debt and Other Noncurrent Liabilities	975	1,132
Shareholders' Equity	19,561	19,120
	$26,169	$27,943